Exhibit 99(a), Form 10-K
                                Kansas City Life
                                Insurance Company







                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 11-K







                   [ ] ANNUAL REPORT PURSUANT TO SECTION 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                   For the fiscal year ended December 31, 2000



                                       OR



                 [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] For the transition period from __________ to ___________



                         Commission File Number 2-40764



      A. Kansas City Life Insurance Company Savings and Profit Sharing Plan
                                  3520 Broadway
                        Kansas City, Missouri 64111-2565



                      B. Kansas City Life Insurance Company
                                  3520 Broadway
                        Kansas City, Missouri 64111-2565



Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Statement of Net Assets Available for Plan Benefits
December 31, 2000 and 1999
(in thousands)



                                                         2000      1999

Assets:
 Investments, at fair value:
  Participant directed:
   Mutual funds                                         $  16,645  17,704
   Guaranteed interest contract                             4,192   3,850
   Kansas City Life Insurance Company common stock          3,859   3,175
  Non-participant directed:
   Kansas City Life Insurance Company common stock         23,166  22,744
   Participant loans                                        1,304   1,229


     Total investments                                     49,166  48,702

 Cash                                                         228      13
 Employer's contributions receivable                        1,080       -

   Net assets available for plan benefits               $  50,474  48,715


See accompanying notes to financial statements.



Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Statement of Changes in Net Assets Available for Plan Benefits
"Years ended December 31, 2000, 1999 and 1998"
(in thousands)


                                      2000                                   1999                              1998
                                       Non-                                   Non-                              Non-
                          Partici-   Partici-                  Partici-     Partici-              Partici-    Partici-
                            pant       pant                      pant         pant                  pant        pant
                          directed   directed  Total           directed     directed   Total      directed    directed    Total

Additions to net assets
 attributed to:
 Investment income:
  Interest income            $370        16      386               402          13      415           431          8        439
  Dividend income           1,491       667    2,158             1,721         713    2,434         1,891        681      2,572
  Gain on sale of
   investments                703       218      921               675       2,466    3,141         1,201        951      2,152
  Net appreciation
   (depreciation) in fair
    value of investments   (2,964)     (554)  (3,518)              836      (7,285)  (6,449)       (1,611)    (2,441)    (4,052)

     Net investment
      income (loss)          (400)      347      (53)            3,634      (4,093)    (459)        1,912       (801)     1,111

Contributions:
 Employees                  2,146         -     2,146            2,191           -     2,191        2,207          -      2,207
 Employer                       -     2,404     2,404                -       1,379     1,379            -      1,409      1,409

  Total contributions       2,146     2,404     4,550            2,191       1,379     3,570        2,207      1,409      3,616

  Total additions           1,746     2,751     4,497            5,825      (2,714)    3,111        4,119        608      4,727

Distributions to participants
  and beneficiaries        (1,585)   (1,153)   (2,738)          (5,132)     (6,005)  (11,137)      (2,556)    (2,374)    (4,930)

Interfund transfers           (75)       75         -               40         (40)        -         (110)       110          -

   Net increase (decrease)     86     1,673     1,759              733      (8,759)   (8,026)       1,453     (1,656)      (203)

Net assets available for
 plan benefits:
 Beginning of year         24,734    23,981    48,715           24,001      32,740    56,741       22,548     34,396     56,944

 End of year              $24,820    25,654    50,474           24,734      23,981    48,715       24,001     32,740     56,741




See accompanying notes to financial statements.




                                            Kansas City Life Insurance Company
                                              Savings and Profit Sharing Plan
                                               Notes To Financial Statements



(1) DESCRIPTION OF PLAN

The following description of the Kansas City Life Insurance Company Savings Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more comprehensive description of the Plan's provisions.

The Kansas City Life Insurance Company Savings and Profit Sharing Plan, is a defined contribution benefit plan sponsored by Kansas City Life Insurance Company (the Company) and is subject to the provisions of the Employee
Retirement Income Security Act of 1974 (ERISA). Management believes it is in compliance with such provisions. The Plan is administered by a committee appointed by the Executive Committee of the Company. The Plan has three trustees who are also officers of the Company. The Plan consists of nine funds, which are invested as described in Note 3.

Contributions

Participants may elect to contribute from 1 to 15 percent of their unreduced monthly base salary to the Plan. Contribution percentages can only be changed once in any six-month period. The maximum contribution for any participant who is classified as highly compensated is 6 percent. The maximum contribution for an individual participant was $10,500 in 2000, ($10,000 - 1999 and 1998). Participants are allowed to direct the investment of their accounts among funds offered by the Company.

The Company matches participant contributions, up to 6 percent of the participant's salary, using current or accumulated earnings and profits. Matching contributions are made to the Plan as soon as practical after the end of each month. The Company's contributions are made in common stock of the Company. The Company may also contribute a profit sharing amount of up to 4 percent of salary depending upon the Company's profit performance.

The Company  made a profit  sharing  contribution  of 4 percent of salary (up to
$170,000  per   individual)   for  2000  in  January  2001.  No  profit  sharing
contributions were made for 1999 or 1998.

Eligibility

Each employee who is at least 21 years of age, has completed one year of employment, and has a minimum of 1,000 hours of employment from the date of hire is qualified to participate in the Plan.

Participant Accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. Forfeited balances under the Plan are used to reduce the Company's matching contributions. Each participant is entitled to the benefit that can be provided from the participant's vested account.

Payment of Benefits

The Plan allows a participant to withdraw all or a part of the value of his or her account that was contributed prior to January 1, 1988. The value of a participant account attributable to contributions after that date may not be withdrawn except in cases of extreme financial hardship. Hardship withdrawals are subject to the approval of the Administrative Committee, and any such withdrawal will be limited to the amount of actual contributions made to the Plan. Gains associated with the contributions or any of the matching Fund III amounts may not be withdrawn for any reason. On termination of services due to death, disability or retirement a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a stated period of time not to exceed life expectancy.

Participant Loans

Participants may request a loan from the 401(k) portion of their elective accounts under the terms and conditions established by the Administrative Committee. The amount that may be borrowed is limited in accordance with the Internal Revenue Code Section 72(p). Loans will be made for a period no longer than five years, except for loans used to acquire a primary residence, which may not exceed ten years. The loans are secured by the balance in the participant's accounts and bear interest at current market rates. Principal and interest is paid ratably through payroll deductions.

Vesting

Company contributions vest to the participant 30 percent after three years of employment, 40 percent after four years and an additional 20 percent each year thereafter until the participant is fully vested in Company contributions after seven years. Non-vested balances of terminated participants are used to reduce the Company's contributions.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Certain reclassifications have been made to prior year results to conform with the current year's presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Investments and Income Recognition

The investments of the Plan in Funds I and V through IX are reported at fair value based upon the net asset value of the mutual fund shares held. The investments in Funds II and III are reported at fair value based upon December's average bid price. Investments in Fund IV are reported at the contract value as stated in the guaranteed interest contract, which approximates fair value (see
Note 5). The cost of investments sold is determined on the average cost basis. Participant loans are valued at cost, which approximates fair value. Purchases and sales or securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Expenses

With the exception of mutual fund administrative fees, costs associated with the administration of the Plan are borne by the Company.

Payments of Benefits

Benefits are recorded when paid.


(3) INVESTMENT OPTIONS

Upon enrollment in the Plan, a participant may direct employee contributions in 1 percent increments in any of the following investment options:

Fund I

          American Century Growth Stock Fund - This fund invests mostly in larger domestic companies that are growing at an accelerating pace.

FundsII and III

          Kansas City Life Insurance Company Common Stock - The Company is a Missouri domiciled life insurance company and is the Plan sponsor.
          Employer matching contributions (which represent non-participant directed investments) are invested in Fund III. Employee contributions may be invested in Fund II at the direction of the employee.

Fund IV

          MetLife Managed Guaranteed Interest Contract - MetLife guarantees both principal and a rate of interest. Refer to Note 5.

Fund V

          Vanguard Bond Index Fund - Investment grade bonds are the primary investments for this fund. The objective of the fund is to duplicate the investment performance of the Lehman Aggregate Bond Index.

Fund VI

          Templeton Foreign Fund - This fund seeks long-term capital growth by investing in stocks and bonds of foreign companies and governments.

Fund VII

          Vanguard Balanced Index Fund - This fund's assets are divided between stocks and bonds, with an average of 60 percent of the assets in stocks and 40 percent in bonds. The stock segment attempts to match the performance of the Wilshire 5000 Index. The bond segment attempts to match the performance of the Lehman Brothers Aggregate Bond Index.

Fund VIII

          Fidelity Value Fund - This fund seeks capital appreciation by investing in domestic and foreign companies which possess valuable fixed assets or are undervalued relative to earnings or growth potential.

Fund IX

          Vanguard Index Trust-Extended Market Fund - The fund's objective is to match the performance of the Wilshire 4500, a broadly diversified index of medium and small domestic companies.


(4) INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's participating employees' net assets available for plan benefits follow.


Participant Directed Investments                                              2000        1999       1998

                                                                                       (in thousands)
American Century Growth Stock Fund,
     258,145 shares (215,871 shares -1999, 194,970 shares-1998)                $6,195      6,968      5,295
Kansas City Life Insurance Company common stock,
     114,392 shares (92,329 shares -1999, 50,586 shares-1998)                   3,859      3,175      4,182
MetLife Managed Guaranteed Interest Contract                                    4,192      3,850      5,258
Templeton Foreign Fund,
     253,355 shares (287,936 shares -1999, 299,258 shares-1998)                 2,620      3,231      2,511
Fidelity Value Fund,
     76,160 shares (76,941 shares-1999, 72,449 shares-1998)                     3,530      3,371      3,358


Non-Participant Directed Investments

Kansas City Life Insurance Company common stock,
     686,774 shares (661,366 shares-1999, 379,679 shares-1998)                $23,166     22,744     31,390


The fair value of the Plan's investments has changed as follows.


                                    Net                             Net                             Net
                               Appreciation                    Appreciation                     Appreciation
                              (Depreciation)                  (Depreciation)                   (Depreciation)
              Fair Value       In Fair Value    Fair Value     In Fair Value    Fair Value     In Fair Value
                                                       (in thousands)
                           2000                            1999                             1998

Fund I             $6,195        (1,852)            6,968         1,066             5,295            488
Fund II             3,859           274             3,175          (671)            4,182           (170)
Fund III           23,166          (336)           22,744        (4,819)           31,390         (1,490)
Fund IV             4,192             -             3,850             -             5,258              -
Fund V              1,008            36               757           (55)              748             13
Fund VI             2,620          (231)            3,231           845             2,511           (378)
Fund VII            1,433           (77)            1,258           108             1,119            109
Fund VIII           3,530           197             3,371          (139)            3,358           (473)
Fund IX             1,859          (608)            2,119           357             1,416              1
Total             $47,862        (2,597)           47,473        (3,308)           55,277         (1,900)


(5) GUARANTEED INTEREST CONTRACT

In 1993, the Plan entered into a benefit-responsive guaranteed interest contract with MetLife Insurance Company (MetLife). MetLife maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan from MetLife. Contract value represents contributions made under the contract plus earnings and less participant withdrawal and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield and crediting interest rates were approximately 6 percent for 2000 and 1999 and 7 percent for 1998. The crediting interest rate is based upon an agreed-upon formula with the issuer, but cannot be less than zero. Such interest rates are reviewed on a quarterly basis for resetting purposes.

(6) TAX STATUS

The Internal Revenue Service has issued a determination letter dated January 20, 2000 that, in form, the Plan and Trust forming a part thereof, meet the requirements of the Internal Revenue Code Section 401(a) as a qualified plan and trust. If the Plan qualifies in operation, the Trust's earnings will be exempt from taxation, the Company's contributions will be deductible, and each participant will incur no current tax liability on either the Company's contributions or any earnings of the trust credited to the participant's account prior to the time that such contributions or earnings are withdrawn or made available to the participant. At the time a distribution occurs, whether because of retirement, termination, death, disability or voluntary withdrawal of funds, any amounts distributed comprised of Company contributions, employee pretax contributions, and earnings on contributions of the Company or the participant shall be taxed to the participant at the tax rate then in effect. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

(7) PLAN TERMINATION

Although the Company has not expressed any intent to terminate the Plan, it may do so at any time by adoption of a written resolution by the Company's Board of Directors or the Executive Committee of the Board of Directors. Upon termination of the Plan, participants' accounts would become fully vested and non-forfeitable and distributions would be made as promptly as possible.


Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Assets Held for Investment Purposes at Year End
December 31, 2000

(In Thousands, Except Shares)

                                       Number of
                                       Shares or
       Description of Investment       Par Value         Cost       Fair Value

Participant directed investments:

Mutual funds:
American Century Growth Stock Fund   258,145 shares    $5,829          6,195
Vanguard Bond Index Fund             101,191 shares       998          1,008
Templeton Foreign Fund               253,355 shares     2,315          2,620
Vanguard Balanced Index Fund          75,119 shares     1,249          1,433
Fidelity Value Fund                   76,160 shares     3,486          3,530
Vanguard Index Trust-Extended
   Market Fund                        69,834 shares     2,003          1,859
  Total mutual funds                                   15,880         16,645

Guaranteed interest contract:
MetLife Managed Guaranteed
  Interest Contract                 $4,192 par value    4,192          4,192

  Total participant directed
     investments                                      $20,072         20,837


Non-participant directed investments:

Common stock:
Kansas City Life
  Insurance Company *                801,166 shares   $16,736         27,025

Loans:
Loans to participants (interest
  rates range from 6.5 percent to
  10.0 percent due January 2001 to
  February 2011)                                        1,304          1,304

  Total non-participant
    directed investments                              $18,040         28,329

* Party-in-interest to the Plan.



             See accompanying independent auditor's report.



                          Independent Auditors' Report



Board of Directors
Kansas City Life Insurance Company



We have audited the statement of net assets available for plan benefits of Kansas City Life Insurance Company Savings and Profit Sharing Plan (Plan) as of December 31, 2000 and the related statement of changes in net assets available for benefits for the year then ended and the supplemental schedule of assets held for investment purposes at year end for the year ended December 31, 2000. These financial statements and supplemental schedule are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial status of the Plan as of December 31, 2000, and the changes in its financial status for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at year end is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                    KPMG LLP


March 20, 2001
Omaha, Nebraska




                         Report of Independent Auditors


The Board of Trustees
Kansas City Life Insurance Company
  Savings and Profit Sharing Plan

We have audited the accompanying statement of net assets available for plan benefits of the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the Plan) as of December 31, 1999, and the related statements of changes in net assets available for plan benefits for each of the two years in the period then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1999, and the changes in its net assets available for plan benefits for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States.


                                                               Ernst & Young LLP

Kansas City, Missouri
February 18, 2000